Exhibit 99.2

The Wendy’s Company Announces Intention to Refinance its

Existing Credit Agreement Through a Securitization

Dublin, Ohio (May 6, 2015) – The Wendy’s Company (NASDAQ: WEN) today announced its intention to refinance its existing senior secured credit facility.

As of March 29, 2015, the balance of the Company’s senior secured credit facility was approximately $1.3 billion. The Company intends to replace the senior secured credit facility with a new securitized financing facility, expected to be comprised of $2.275 billion of senior term notes and $150 million of variable funding notes (the “Notes”). The net proceeds of the new facility would be used for repayment of the existing senior secured indebtedness, transaction costs associated with the refinancing, and general corporate purposes, including the return of cash to shareholders.

There can be no assurance regarding the timing of a refinancing transaction, the interest rate at which the Company’s existing indebtedness would be refinanced, or that a refinancing transaction will be completed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This news release contains certain statements that are not historical facts. Those statements, as well as statements preceded by, followed by, or that include the words “intention,” “intends,” “expects” or “would be,” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. These factors include, but are not limited to, the impact of general market, industry, credit and economic conditions, as well as other factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor contact:

David D. Poplar, Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com

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